Exhibit 99.1

Vaximm AG, an OSR Company, Enters Term Sheet With BCM Europe for Potential VXM01 License with $20M Upfront and Up to $815M in Milestones

Bellevue, WA – November 21, 2025 – OSR Holdings, Inc. (NASDAQ: OSRH), today announced that Vaximm AG, an OSR Company, has entered into a non-binding term sheet with BCM Europe AG (“BCME”), a Swiss-based life sciences investment group and OSRH’s largest shareholder, to explore a potential exclusive global licensing agreement for VXM01, Vaximm’s first-in-class oral cancer immunotherapy platform.

The term sheet establishes a six-month exclusivity period during which Vaximm and BCME intend to negotiate and finalize a definitive licensing agreement, subject to customary due diligence and Board approvals. Under the contemplated terms (which remain subject to final negotiation and execution of definitive agreements):

●	Vaximm would receive a $20 million upfront payment

●	Up to $815 million in clinical, regulatory, and commercial milestone payments, and

●	a pass-through of commercial royalties that BCME may receive from any future pharmaceutical partner after BCME recovers any milestone differential under a defined delta-recovery mechanism.

The proposed structure positions BCME as a strategic financial intermediary, funding the partnering and development activities required to secure a global out-license with a major pharmaceutical company. The model mirrors the structured financing approaches used by Royalty Pharma, Blackstone Life Sciences, and RTW Investments, which provide capital to biotech innovators in exchange for future royalties or milestone-based returns.

“This term sheet marks an important step forward for Vaximm and our VXM01 oral T-cell immunotherapy platform,” said Andreas Niethammer, incoming CEO of Vaximm AG. “The contemplated collaboration with BCME would accelerate development and global commercialization of VXM01, while allowing us to retain full ownership of our intellectual property and continue our mission to deliver innovative immunotherapies to patients worldwide.”

“Vaximm’s oral T-cell platform represents a truly innovative approach in oncology, with the potential to transform cancer treatment,” said Tim Smith, Head of IR, OSR Holdings. “Entering this exclusivity period with BCME reflects our shared commitment to maximizing the global opportunity for VXM01, and we are excited to work towards a definitive agreement that positions the asset for a major pharmaceutical partnership.”

The term sheet also outlines an optional blockchain-based royalty participation mechanism, using “TAC” tokens as an on-chain representation of the future royalty revenue stream. If Vaximm elects to draw development capital from the BCM Royalty Fund, a portion of VXM01 commercial royalties could be allocated to TAC token holders. If not, royalties flow solely through the BCME pass-through structure.

During the exclusivity period, BCME and Vaximm will collaborate to complete confirmatory diligence, prepare partnering materials, and finalize the structure and documentation of the proposed definitive license. Vaximm retains full ownership of all VXM01 intellectual property, while BCME would receive exclusive global rights only upon execution of a definitive agreement.

About OSR Holdings, Inc.

OSR Holdings, Inc. (NASDAQ: OSRH) is a global healthcare holding company dedicated to advancing biomedical innovations in healthcare and wellness. Through its subsidiaries, OSRH engages in immuno-oncology, regenerative biologics, and medical device technologies to improve global health outcomes. Learn more at www.OSR-Holdings.com.

About Vaximm AG

Vaximm AG is a privately held Swiss-German biotechnology company and a wholly owned subsidiary of OSR Holdings, Inc. (NASDAQ: OSRH). Vaximm’s proprietary oral T-cell vaccination platform harnesses live, attenuated bacterial vectors to deliver tumor-associated antigens, inducing robust cellular immune responses. Lead candidate VXM01, targeting VEGFR-2, has demonstrated clinical activity and safety in multiple cancer indications.

About BCM Europe AG

BCM Europe AG is a Switzerland-based life sciences investment entity and the largest shareholder of OSR Holdings.

Forward-Looking Statements

This press release contains forward-looking statements regarding the potential licensing agreement between Vaximm AG and BCM Europe AG, the development and commercialization of VXM01, and the expected benefits of the collaboration. Actual results may differ materially due to risks and uncertainties, including the possibility that a definitive agreement may not be reached or anticipated milestones may not be achieved. OSR Holdings, Vaximm, and BCM Europe AG do not assume any obligation to update these statements except as required by law.

Media & Investor Contact

OSR Holdings, Inc.
Investor Relations
ir@osr-holdings.com